EXHIBIT 4.6

NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR ANY OF THE SECURITIES ISSUABLE HEREUNDER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES, OR DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE ACT.

UNITED AMERICAN HEALTHCARE CORPORATION

CONVERTIBLE PROMISSORY NOTE

$400,000	May 18, 2011
United American Healthcare Corporation, a Michigan corporation (the “Company”), for value received, hereby promises to pay to St. George Investments, LLC, an Illinois limited liability company, or its assignee (the “Holder”), the principal amount of Four-Hundred Thousand Dollars Exactly ($400,000.00) (such amount is referred to herein as the “Principal Amount”), together with simple interest on the unpaid amount thereof at ten percent (10.0%) per annum, computed on the basis of a 365-day year for the actual number of days elapsed from the date hereof until paid or converted in accordance with the terms hereof.

1. Convertible Promissory Note (this “Note”)

1.1 Payment.  Subject to the provisions of Section 2 regarding conversion of this Note, the Principal Amount plus all accrued but unpaid interest thereon shall become due and payable on the date (the “Due Date”) that is the earlier of (a) August 17, 2012, or (b) the date of the sale of all or substantially all of the assets of the Company (e.g., the Company’s membership units of Pulse Systems, LLC, or the sale of all or substantially all of the assets of Pulse Systems, LLC) or the entry by the Company or Pulse Systems, LLC into an agreement for such sale.  The Company is not required to make any payments on this Note prior to the Due Date.  For purposes of this Note, a “business day” shall mean any day which is not a Saturday, Sunday, or a day on which commercial banks in Chicago, Illinois are required or permitted by law to be closed.

1.2 Payment.  Payment of this Note shall be made by the Company to the Holder in U.S. Dollars in immediately available funds at the address of the Holder as set forth in the Company’s records or as otherwise directed by the Holder.

1.3 Application of Payments.  Payments on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.  Any and all payments by the Company to the Holder hereunder shall be made free and clear of, and without deducting or withholding for, any taxes, levies, assessments, imposes, duties, fees or similar charges, except where the Company is required by law to make such deduction or withholding.

1.4 Prepayment.  This Note may be prepaid in full or in part, without penalty, at any time prior to the Due Date or conversion by the Holder pursuant to Section 2.

1.5 Waiver of Presentment.  The Company waives presentment for payment, demand, protest and notice of protest for nonpayment of this Note, and consents to any extension or postponement of the time of payment or any other indulgence.

2. Conversion.  At any time and from time to time prior to the Due Date or the earlier repayment in full of the Principal Amount and all accrued but unpaid interest thereon to the Holder, the Holder may, in its sole discretion, convert all or part of the Principal Amount and the accrued but unpaid interest thereon into newly issued shares of the common stock of the Company (the “Common Stock”).  The conversion price is $0.201120 per share of the Common Stock, which conversion price is based on eighty percent (80%) of the volume-weighted average price (“VWAP”) of the Common Stock for the period of twenty (20) trading days immediately preceding May 13, 2011, which is the date on which the Company’s Board of Directors adopted resolutions approving the terms of this Note and the transactions contemplated hereby.

3. Events of Default.  The Holder may declare the entire amount of the Principal Amount and all accrued but unpaid interest thereon immediately due and payable, effective upon written notice to the Company, if any of the following events occurs (each, an “Event of Default”):

(a) The Company defaults in the payment of this Note, interest or principal, when due;

(b) The Company:

(i) Commences any proceeding or any other action relating to it in bankruptcy or seek reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under the United States Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing;

(ii) Admits its inability to pay its debts as they mature in any petition or pleading in connection with any such proceeding;

(iii) Applies for, or consents to or acquiesces in, an appointment of a receiver, conservator, trustee or similar officer for it or for all or substantially all of its assets and properties;

(iv) Makes a general assignment for the benefit of creditors; or

(v) Admits in writing its inability to pay its debts as they mature; or

(c) Any proceeding is commenced or any other action is taken against the Company in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under the United States Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or a receiver, conservator, trustee or similar officer for the Company or for all or substantially all of its assets and properties is appointed; and in each such case, such event continues for ninety (90) days undismissed, unbonded and non-discharged; or

(d) The Company materially breaches any agreement which the Company has entered with the Holder.

Upon an Event of Default, during any period in which the Holder declines to declare the entire amount of the Principal Amount of this Note immediately due and payable, additional interest on this Note will accrue at the annual rate of fifteen percent (15%) until the outstanding principal and interest on this Note, including the Principal Amount, all accrued but unpaid interest thereon and such additional interest, is paid in full or until this Note is converted pursuant to Section 2.

4. Miscellaneous.

4.1 Transfer of Note, Etc.  This Note is transferable and assignable by the Holder, subject to the requirement that any such assignment or transfer be, in the reasonable opinion of the counsel of the Holder, in full compliance with applicable state and federal securities laws; provided that no such opinion of counsel shall be necessary for a transfer by the Holder to an affiliated entity or to a stockholder, member or partner of the Holder, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were the original Holder hereof.  All covenants, agreements and undertakings in this Note by or on behalf of any of the parties shall bind and inure to the benefit of the respective successors and assigns of the parties whether so expressed or not.

4.2 Attorneys’ Fees. In the event of any dispute between the parties hereto in connection with this Note, the prevailing party shall be entitled to recover from the losing party all of its costs and expenses, including, without limitation, court costs and reasonable attorneys’ fees.

4.3 Amendments and Waivers.  The right to the payment of the Principal Amount and all accrued but unpaid interest thereon, and any provision of this Note, may be amended or waived only with the written consent of the Holder, which consent may be withheld for any reason.  Any amendment effected in accordance with this Section 4.3 shall be binding upon any Holder of this Note (and of any securities into which this Note is convertible), each future holder of all such securities, and the Company, even if such Holder of this Note or such future holder has not executed such amendment.

4.4 Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.5 Governing Law.  This Note shall be governed by and construed and enforced in accordance with the laws of the State of Illinois, without giving effect to its conflicts of laws principles.

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Date:  May 18, 2011

UNITED AMERICAN HEALTHCARE CORPORATION,
a Michigan corporation

By:           /s/ Robert T. Sullivan
Name:           Robert T. Sullivan
Title:           Chief Financial Officer

ACKNOWLEDGED AND AGREED:

ST. GEORGE INVESTMENTS, LLC,
an Illinois limited liability company

By:           Fife Trading, Inc.,
an Illinois corporation,
its Manager

By:           /s/ John M. Fife
Name:           John M. Fife
Title:           President

[SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE]